AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2002
                                                    REGISTRATION NO. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        --------------------------------

                              VISIONICS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                              41-1545069
(State or other jurisdiction of      5600 Rowland Road        (I.R.S. Employer
Incorporation or organization)  Minnetonka, Minnesota 55415  Identification No.)
                                 Telephone (952) 932-0888
                                 Facsimile (952) 932-7181
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------

                               Robert F. Gallagher
                             Chief Financial Officer
                              Visionics Corporation
                                5600 Rowland Road
                        Minneapolis, Minnesota 55343-4315
                                 (952) 932-0888
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -------------------------------

                                  WITH COPY TO:
                             Philip J. Tilton, Esq.
                       Maslon Edelman Borman & Brand, LLP
                             3300 Wells Fargo Center
                               90 South 7th Street
                          Minneapolis, Minnesota 55402
                            Telephone (612) 672-8200
                            Facsimile (612) 672-8397

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                        --------------------------------

                         CALCULATION OF REGISTRATION FEE

============================================== ============== ================ =================== ====================
                                                                  PROPOSED           PROPOSED
                                                                  MAXIMUM            MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE   OFFERING PRICE       AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED     PER UNIT(2)     OFFERING PRICE(2)   REGISTRATION FEE(2)
---------------------------------------------- -------------- ---------------- ------------------- --------------------
common stock, par value $.01 per share (1)....     75,000       $ 10.09            $ 756,750           $ 70
============================================== ============== ================ =================== ====================

(1) The Registrant is registering 75,000 shares on a resale basis by the selling stockholder identified herein. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of common stock. Associated with the common stock are common share purchase rights that will not be exercisable or evidenced separately from the common stock prior to the occurrence of certain events.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $10.09 per share average of high and low prices of the Registrant's common stock on the Nasdaq National Market on May 30, 2002.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


                                  75,000 SHARES

                              VISIONICS CORPORATION

                                  COMMON STOCK

                               ------------------


         The selling stockholder identified on page 19 is offering 75,000 shares on a resale basis. You should read this prospectus and each prospectus supplement carefully before you invest.

         Our common stock is quoted on the Nasdaq National Market under the symbol "VSNX." On May 30, 2002, the last reported sale price of our common stock was $10.26 per share.

                               ------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

--------------------------------------------------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    This prospectus is dated __________, 2002

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
Prospectus Summary ...................................................      3
Risk Factors .........................................................      4
Cautionary Statement Regarding Forward-Looking Statements ............     15
Our Company...........................................................     16
Proposed Merger with Identix Incorporated.............................     17
Use of Proceeds ......................................................     17
Selling Stockholder ..................................................     18
Plan of Distribution .................................................     19
Legal Matters ........................................................     20
Experts ..............................................................     20
Where You Can Find More Information ..................................     20

                                 ---------------

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus, including the information incorporated into this prospectus by reference or attached to the registration statement that contains this prospectus, provides you with a general description of our business and our common stock. You should read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. ACCORDINGLY, YOU ARE URGED TO CAREFULLY REVIEW THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE IN THEIR ENTIRETY. WHEN WE REFER TO "VISIONICS," "OUR COMPANY," "WE," "OUR" AND "US" IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS UNDER THE HEADINGS "OUR COMPANY" AND "USE OF PROCEEDS," WE MEAN VISIONICS CORPORATION AND ITS SUBSIDIARIES. WHEN WE USE THESE TERMS IN OTHER PLACES IN THIS PROSPECTUS, WE REFER ONLY TO VISIONICS CORPORATION UNLESS THE CONTEXT INDICATES THAT WE MEAN SOMETHING ELSE.

                                   OUR COMPANY

         Visionics is a leading provider of identification information systems that employ "biometric" technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. Our biometric identification systems and information technology services enable law enforcement and other government agencies to identify and manage information about individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. Our product and service offerings include computer-based fingerprinting and photographic systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

         We are co-headquartered at One Exchange Place, Jersey City, New Jersey 07302 and 5600 Rowland Road, Minnetonka, Minnesota 55343 and our telephone number is (952) 932-0888.

                    PROPOSED MERGER WITH IDENTIX INCORPORATED

         On February 22, 2002, Visionics entered into an Agreement and Plan of Merger with Identix Incorporated ("Identix"), pursuant to which a wholly owned subsidiary of Identix will be merged with and into Visionics, Visionics will become a wholly owned subsidiary of Identix and each share of Visionics common stock will be converted into the right to receive 1.3436 shares of Identix common stock. The joint proxy statement/prospectus was declared effective May 21, 2002. The proposed merger is subject to approval of the stockholders of each of Visionics and Identix. The companies stockholder meetings have been scheduled for the last week of June 2002.

         Identix is a world leader in designing, developing, manufacturing and marketing products for the capture and/or comparison of fingerprints for security, anti-fraud, law enforcement, physical access and other applications. Identix designs and develops proprietary, cost-effective security products and solutions for personal identification and verification. Identix offers an array of Internet and wireless Web secure transaction processing services, and provides a wide range of applications to markets that include corporate enterprise security, intranet, extranet, and Internet, wireless Web access and security, E-commerce, government and law enforcement agencies.

         Identix has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the issuance of shares of Identix common stock pursuant to the proposed merger. Copies of the registration statement may be obtained at any of the SEC offices listed in the WHERE YOU CAN FIND MORE INFORMATION section of this prospectus or at the SEC web site at http://www.sec.gov. YOU ARE ENCOURAGED TO REVIEW THE REGISTRATION STATEMENT FOR ADDITIONAL INFORMATION CONCERNING THE PROPOSED MERGER.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES VARIOUS RISKS. YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN PARTICULAR, YOU SHOULD REVIEW OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK OFFERED BY THIS PROSPECTUS.

                   RISKS RELATING TO THE BUSINESS OF VISIONICS

VISIONICS' BUSINESS WILL NOT GROW UNLESS THE MARKET FOR ITS SECURITY SOLUTIONS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

         A large portion of Visionics' revenues are derived from the sale of security products and services. Security solutions have not gained widespread commercial acceptance. Visionics cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors, including:

         * the cost, performance and reliability of our products and services and the products and services of competitors;

         * customers' perception of the benefit of biometric security solutions;

         * public perceptions of the intrusiveness of these solutions and the manner in which firms are using the biometric information collected;

         * public perceptions regarding the confidentiality of private information;

         *  customers' satisfaction with our products and services; and

         * marketing efforts and publicity regarding these products and services.

         Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, facial recognition and other biometrics technologies have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for facial recognition products may be adversely affected. Even if biometric markets develop, Visionics' products and services may not gain wide market acceptance. Even if biometric security solutions gain wide market acceptance, Visionics' products and services may not adequately address the market requirements.

WE FACE INTENSE COMPETITION FROM OTHER BIOMETRIC SECURITY SOLUTION PROVIDERS AS WELL AS IDENTIFICATION AND SECURITY SYSTEMS PROVIDERS.

         A significant number of established and startup companies have developed or are developing hardware for fingerprint biometric security applications that currently compete or will compete directly with those products designed, developed and sold by Visionics. Other companies have developed or are developing and marketing biometric security applications for the recognition of facial structure that currently compete or will compete with those products designed, developed and sold by Visionics. Some of these companies have developed or are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices. Other companies have developed or are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, or voice recognition.

         If one or more of these technologies or approaches were widely adopted, it would significantly reduce the potential market for Visionics' products. Visionics' products also compete with non-biometric technologies such as certificate authorities and traditional keys, cards, surveillance systems and passwords. Many competitors offering products that are competitive with our products and services have significantly more cash and resources that does Visionics. The biometric security market is a rapidly evolving and intensely competitive market, and we believe that additional competitors may yet enter the market and become significant long-term competitors.

         Visionics' line of products also faces intense competition from a number of competitors that are actively engaged in developing and marketing live scan products, including Heimann Biometric Systems GmbH, Sagem Morpho, Inc., Printrak, a wholly-owned subsidiary of Motorola, and Cross Match Technologies, Inc.

         We expect competition to increase and intensify in the near term in the biometrics markets. Companies competing with Visionics may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances not yet developed or implemented by us. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than we have.

         In order to compete effectively in this environment, Visionics must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations, financial results and stock price.

THE TERRORIST ATTACKS OF SEPTEMBER 11, 2001 HAVE INCREASED FINANCIAL EXPECTATIONS THAT MAY NOT MATERIALIZE.

         The September 11, 2001 terrorist attacks have created an uncertain economic environment and an increased awareness of biometric security solutions. However, it is uncertain whether the actual level of demand for Visionics' biometric products and services will increase as a result of such heightened awareness. Increased demand for our products and services may not result in an actual increase in product or services revenues. Visionics cannot predict with certainty which security solutions, if any, will be adopted in the fight against terrorism and whether our products will be among those solutions. In addition, it is unclear what the level of funding will be for these solutions and how quickly funding may be made available.

         These factors may create unpredictability in Visionics' revenues and operating results.

VISIONICS MAY NEED TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING IN THE FUTURE.

         While the management of Visionics believes that cash flows from operations, together with existing working capital and available lines of credit, are adequate to fund our current cash requirements, Visionics may need to raise additional debt or equity financing in the future. Risks relating to our ability to maintain working capital and liquidity include the continued availability of vendor credit as needed and payment by customers of accounts receivable at such times and in such amounts as to enable Visionics to meet its payment obligations. In addition, we may not be able to obtain additional debt or equity financing. If successful in raising additional financing, Visionics may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on the financial performance, balance sheet and stock price of Visionics and require Visionics to implement cost reduction initiatives and curtail operations.

THE BIOMETRICS INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WHICH COULD RENDER EXISTING PRODUCTS OBSOLETE.

         The future success of Visionics will depend upon its ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometrics industry require assessments to be made of the future directions of technology and technology market generally, which are inherently difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of Visionics' products and services and purchase those of its competitors.

         Continued participation by Visionics in the market for biometric products that are linked to forensic quality databases under the jurisdiction of governmental agencies may require the investment of resources in upgrading the products and technology of Visionics in order for it to compete and to meet regulatory and statutory standards. We may not have adequate resources available to it or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

VISIONICS' FINANCIAL AND OPERATING RESULTS OFTEN VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND OUR RESULTS MAY BE NEGATIVELY AFFECTED BY A NUMBER OF FACTORS.

         Visionics' financial and operating results may fluctuate from quarter to quarter because of the following reasons:

         *  reduced demand for products and services caused by competitors;

         * price reductions, new competitors or the introduction of enhanced products or services from new or existing competitors;

         * changes in the mix of products and services Visionics or its distributors sell;

         * cancellations, delays or contract amendments by government agency customers;

         *  the lack of availability of government funds;

         *  unforeseen legal expenses, including litigation costs;

         *  expenses related to acquisitions;

         *  other one-time financial charges;

         * the lack of availability or increase in cost of key components and subassemblies;

         * increases required in the development and marketing expenses to address opportunities or competitive pressures in the market; and

         * the inability to successfully manufacture in volume certain products that may contain complex designs and components.

         Particularly important is the need to invest in planned technical development programs to maintain and enhance the competitiveness of Visionics, and to develop and launch new products and services. Improving the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in our revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.

         VISIONICS' LENGTHY AND VARIABLE SALES CYCLE WILL MAKE IT DIFFICULT TO PREDICT OPERATING RESULTS.

         Certain of Visionics' products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, we fail to receive an order, our financial results and stock price could be adversely affected. It is difficult to predict accurately the sales cycle of any large order for any of Visionics' products. If Visionics does not ship and install one or more large orders as forecast for a fiscal quarter, our total revenues and operating results for that quarter could be materially and adversely affected.

THE SUBSTANTIAL LEAD-TIME REQUIRED FOR ORDERING PARTS AND MATERIALS MAY LEAD TO EXCESS OR INSUFFICIENT INVENTORY.

         The lead-time for ordering parts and materials and building Visionics' products can be many months. As a result, we will need to order parts and materials and build our products based on forecasted demand. If demand for the products lags significantly behind forecasts, Visionics may produce more products than it can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

VISIONICS DERIVES A LARGE PORTION OF ITS REVENUE FROM GOVERNMENT CONTRACTS, WHICH ARE OFTEN NON-STANDARD, INVOLVE COMPETITIVE BIDDING, AND MAY BE SUBJECT TO CANCELLATION WITHOUT PENALTY AND MAY PRODUCE VOLATILITY IN EARNINGS AND REVENUE.

         The performance of Visionics in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance because of the reliance by Visionics on a small number of large customers, the majority of which are government agencies. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, Visionics' prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

         In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. Furthermore, unsuccessful bidders for public agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may delay a successful bidder's contract performance for a number of weeks, months or more, or cancel the contract award entirely. Although, Visionics has not previously experienced a substantial number of contract delays or cancellations due to protests initiated by losing bidders. There is a risk that Visionics may not be awarded any of the contracts for which it bids or, if awarded, that substantial delays or cancellations of purchases may follow as a result of protests initiated by losing bidders. In addition, local government agency contracts may be contingent upon availability of matching funds from federal or state entities. Also, law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which we expect may continue to result in quarterly and annual revenues and operating results which may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. In addition, in the event Visionics is successful in winning such procurements, there may be planned unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

         For the fiscal year ended September 30, 2001, Visionics derived 10.4 percent of its revenues from contracts with the Immigration and Naturalization Services and 24 percent of its revenue from its top twenty customers, mostly U.S. governmental and state and local agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on our financial results, balance sheet and stock price.

RESULTS OF OPERATIONS OF VISIONICS ARE SUBJECT TO GOVERNMENTAL CREDIT, FUNDING, AND OTHER RELATED FACTORS.

         Visionics extends substantial credit to federal, state and local governments in connection with sales of its products and services. Sales to sizeable customers requiring large and sophisticated networks of fingerprint recognition and live scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively affect profit margins and our liquidity.

         Furthermore, in many instances, customer procurements are dependent on the availability or continued availability of state or federal government grants and general tax funding. Such funding may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

         Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right the terminate business or funding relationships with us at their sole discretion without adequate or any compensation or recourse for us.

VISIONICS RELIES IN PART UPON ORIGINAL EQUIPMENT MANUFACTURERS (OEM) AND DISTRIBUTION PARTNERS TO DISTRIBUTE ITS PRODUCTS, AND WE MAY BE ADVERSELY AFFECTED IF THOSE PARTIES DO NOT ACTIVELY PROMOTE VISIONICS' PRODUCTS OR PURSUE INSTALLATIONS THAT USE ITS EQUIPMENT.

         A significant portion of our product revenues comes from sales to partners including OEMs, automated fingerprint identification system suppliers, systems integrators, distributors and resellers. Some, but not all, of these relationships are formalized in written agreements. Even where these relationships are formalized in written agreements, the agreements are often terminable with little or no notice and subject to periodic amendment. Visionics cannot control the amount and timing of resources that our partners devote to activities on our behalf. At times, these third-party distributors may offer products of competitors as well.

         Visionics intends to continue to seek strategic relationships to distribute, license and sell certain of its products. However, we may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

LOSS OF SOLE OR LIMITED SOURCE SUPPLIERS MAY RESULT IN DELAYS OR ADDITIONAL EXPENSES.

         Visionics obtains certain components, subassemblies and complete products from a single source or a limited group of suppliers. Visionics does not have long-term agreements with any of its suppliers. We will experience significant delays in manufacturing and shipping of products to customers if we lose these sources or if supplies from these sources are delayed.

         As a result, Visionics may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. Visionics cannot predict if it will be able to obtain replacement components within the time frames it will require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative effect on Visionics' financial results, balance sheet and stock price.

VISIONICS MAY BE SUBJECT TO LOSS IN MARKET SHARE AND MARKET ACCEPTANCE AS A RESULT OF MANUFACTURING ERRORS, DELAYS OR SHORTAGES.

         Performance failure in our products or certain of our services may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of the fingerprint and face recognition systems make the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurs in products or services that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

         If a product or service launch is delayed or is the subject of an availability shortage because of problems with the ability of Visionics to manufacture or assemble the product or service successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, Visionics may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects.

VISIONICS MAY BE SUBJECT TO REPAIR, REPLACEMENT, REIMBURSEMENT AND LIABILITY CLAIMS FOR PRODUCTS THAT FAIL TO WORK OR TO MEET APPLICABLE PERFORMANCE CRITERIA.

         There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. Visionics attempts to limit remedies for product or service failure to the repair or replacement of malfunctioning or noncompliant products or services, and also attempts to exclude or minimize exposure to product and related liabilities by including in its standard agreements warranty disclaimers and disclaimers for consequential and related damages as well as limitations on its aggregate liability. From time to time, in certain complex sale or licensing transactions, each entity may negotiate liability provisions that vary from such standard forms. There is a risk that the combined company's contractual provisions may not adequately minimize its product and related liabilities or that such provisions may be unenforceable. Visionics carries product liability insurance, but existing coverage may not be adequate to cover potential claims.

FAILURE BY VISIONICS TO MAINTAIN THE PROPRIETARY NATURE OF ITS TECHNOLOGY, INTELLECTUAL PROPERTY AND MANUFACTURING PROCESSES COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION OF VISIONICS AND ON ITS ABILITY TO COMPETE EFFECTIVELY.

         Visionics principally relies upon patent, trademark, copyright, trade secret and contract law to establish and protect its proprietary rights. There is a risk that claims allowed on any patents or trademarks that Visionics holds may not be broad enough to protect its technology. In addition, Visionics' patents or trademarks may be challenged, invalidated or circumvented and management cannot be certain that the rights granted thereunder will provide Visionics with competitive advantages. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of Visionics' already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others.

         In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to those possessed by Visionics or become available tin the market at a lower price.

         There is a risk that Visionics has infringed or in the future will infringe patents or trademarks owned by owners, that Visionics will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to Visionics, and that licenses will not be available on acceptable terms, if at all.

         Visionics may have to litigate to enforce its patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be very costly and divert management's attention. An adverse outcome in any litigation may have a severe negative effect on Visionics' financial results and stock price. To determine the priority of inventions, Visionics may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost to Visionics and limitations on the scope or validity of its patents or trademarks.

         Visionics also relies on trade secrets and proprietary know-how, which it seeks to protect by confidentiality agreements with their employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to Visionics may not be adequate. In addition, Visionics' trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

         AS PART OF ITS BUSINESS STRATEGY, VISIONICS (OR IF VISIONICS IS ACQUIRED, ITS SUCCESSOR) MAY ACQUIRE COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO THE COMPANY'S BUSINESS.

         As part of its business strategy, Visionics (or if Visionics is acquired, its successor) may acquire assets and businesses principally relating to or complementary to Visionics' current operations. Digital Biometrics, Inc. merged with Visionics Technology in February 2001 and changed its name from Digital Biometrics to Visionics. Other acquisitions and/or mergers by Visionics will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

         *  exposure to unknown liabilities of acquired companies;

         *  higher than anticipated acquisition costs and expenses;

         * effects of costs and expenses of acquiring and integrating new businesses on the operating results and financial condition of the combined company;

         * the difficulty and expense of assimilating the operations and personnel of the companies;

         *  disruption of the combined company's ongoing business;

         *  diversion of management time and attention;

         * failure to maximize the combined company's financial and strategic position by the successful incorporation of acquired technology;

         * the inability to implement uniform standards, controls, procedures and policies;

         * loss of key employees and customers as a result of changes in management;

         *  the incurrence of amortization expenses; and

         *  possible dilution to the stockholders of the company.

         In addition, geographic distances may make integration of businesses more difficult. Visionics may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

IF VISIONICS FAILS TO ATTRACT AND RETAIN QUALIFIED SENIOR EXECUTIVES AND KEY TECHNICAL PERSONNEL, ITS BUSINESS.

         Visionics is dependent in its operations on the continued availability of the services of its employees, many of whom are individually key to the future success of the company, and the availability of new employees to implement Visionics' growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. Although Identix' compensation program is intended to attract and retain the employees required for Visionics to be successful, there can be no assurance that Visionics will be able to retain the services of all of the key employees or a sufficient number to execute its plans, nor can there be any assurances that Visionics will be able to continue to attract new employees as required.

         Visionics personnel may voluntarily terminate their relationship with Visionics at any time. The process of locating additional personnel with the combination of skills and attributes required to carry out Visionics' strategy could be lengthy, costly and disruptive.

         If Visionics loses the services of key personnel, or fails to replace the services of key personnel who depart, the financial results and stock price of Visionics could be adversely affected. The loss of the services of any key engineering or other personnel or the failure of Visionics to attract, integrate, motivate and retain additional key employees could have a material adverse effect on its business, operating and financial results and stock price.

THE SUCCESS OF VISIONICS' STRATEGIC PLAN TO PURSUE SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO CONDITIONS IN THOSE MARKETS.

         For the year ended September 30, 2001, Visionics derived approximately six percent of its products and services revenues from international sales. For both the three- and six-month periods ended March 31, 2002, Visionics derived approximately four percent and of its products and services revenues from international sales. Visionics currently has a subsidiary in the United Kingdom.

         There is a risk that Visionics may not be able to successfully market, sell and deliver Visionics' products in foreign countries, or successfully rely on supplemental offshore research and development resources.

         Risks inherent in marketing, selling and delivering products in foreign and international markets, include those associated with:

         *  regional economic conditions;

         * delays in or prohibitions on exporting products resulting from export restrictions for certain products and technologies, including "crime control" products and encryption technology;

         * loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

         *  fluctuations in foreign currencies and the U.S. dollar;

         * loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

         *  the overlap of different tax structures;

         *  seasonal reductions in business activity;

         *  risks of increases in taxes and other government fees; and

         *  involuntary renegotiations of contracts with foreign governments.

         In addition, foreign laws treat the protection of proprietary rights differently from laws in the Untied States and may not protect Visionics' proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

                         RISKS RELATING TO THIS OFFERING

WE MAY NEVER PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT THE ONLY RETURN ON YOUR INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR SHARES.

         We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. Future earnings, if any, will be used to fund our operations and growth.

LARGE QUANTITIES OF OUR COMMON STOCK MAY BE OFFERED TOGETHER FOR SALE ON THE MARKET AT THE SAME TIME, WHICH WOULD LIKELY CAUSE OUR STOCK PRICE TO FALL.

         As of March 31, 2002, 3,178,350 shares of our common stock were issuable upon conversion or exercise of outstanding options and warrants. Substantially all of these shares will be freely tradable upon issuance. If large quantities of these shares are offered in the market at the same time, the market price of our stock may be depressed. As of March 31, 2002, there were 28,998,656 shares of our common stock outstanding.

DELAWARE CORPORATE LAW AND OUR STOCKHOLDER RIGHTS PLAN EACH HAVE THE EFFECT OF DISCOURAGING OR PREVENTING CERTAIN TRANSACTIONS WHICH MIGHT BE BENEFICIAL TO OUR STOCKHOLDERS.

         Section 203 of the Delaware General Corporation Law has the effect of restricting combinations between our company and certain of our stockholders without the approval of our Board of Directors. In addition, we have in place a stockholder rights plan, adopted in 1996, under which our stockholders are entitled to purchase additional shares of our common stock at a discount from the market price under certain circumstances. These circumstances include the purchase of 15 percent or more of the outstanding shares of common stock by a person or group, or the announcement of tender or exchange offer to acquire 15 percent or more of the outstanding common stock. Section 203 of the Delaware General Corporation Law and our stockholder rights plan may have the effect of impeding or preventing certain types of transactions involving a change in control of our company which could result in our stockholders receiving a premium for their shares.

                        RISKS RELATED TO PROPOSED MERGER
                            WITH IDENTIX INCORPORATED

THE EXCHANGE RATIO IS FIXED, SO THE MARKET VALUE OF THE CONSIDERATION RECEIVED BY VISIONICS STOCKHOLDERS WILL CHANGE AS THE MARKET PRICE OF IDENTIX COMMON STOCK GOES UP OR DOWN.

         The exchange ratio for the proposed merger with Identix is fixed at
1.3436 shares of Identix common stock for each share of Visionics common stock and will not be adjusted in the event of changes in the market prices or either the Identix common stock or the Visionics common stock. If the market price of Identix common stock changes, the value of the consideration to be received by the Visionics stockholders in the proposed merger will also change. For instance, if the market price of Identix common stock decreases, the value of the consideration to be received by the Visionics stockholders will also decrease. On the other hand, if the market price of Identix common stock increases, the value of the consideration to be received by the Visionics stockholders will increase correspondingly.

         The number of shares of Identix common stock to be paid by Identix in connection with the proposed merger will remain the same whether or not the market price of Visionics common stock goes up or down. Even if the market price of Visionics common stock decreases or increases substantially, the number of shares of Identix common stock issuable for each share of Visionics common stock will not be adjusted. Neither company may terminate the merger agreement or elect not to complete the merger because of changes in their stock prices.

INTEGRATION OF VISIONICS AND IDENTIX MAY BE DIFFICULT TO ACHIEVE, WHICH MAY ADVERSELY AFFECT OPERATIONS.

         The proposed merger involves risks related to the integration and management of technology, operations and personnel of two companies. The integration of the businesses of Identix and Visionics would be a complex, time-consuming and expensive process and may disrupt their business if not completed in a timely and efficient manner. Following a merger, Identix and Visionics must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

         Identix and Visionics may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

         *  potential conflicts between business cultures;

         * adverse changes in business focus perceived by third-party constituencies;

         * potential conflicts in distribution, marketing or other important relationships;

         * inability to implement uniform standards, controls, procedures and policies;

         * integration of the research and development and product development efforts; and

         * loss of key employees and/or the diversion of management's attention from other ongoing business concerns.

         In addition, Visionics is co-headquartered in New Jersey and Minnesota, with offices in five locations, and Identix is headquartered in Northern California, with offices in nine locations. The geographic distances between the companies and their respective offices and operations increases the risk that the integration will not be completed successfully or in a timely and cost-effective manner. The combined company may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.

THE COSTS TO COMPLETE THE PROPOSED MERGER WILL BE SUBSTANTIAL. THESE COSTS AND THE MANNER OF ACCOUNTING FOR THE MERGER MAY AFFECT THE COMBINED COMPANY'S REPORTED RESULTS OF OPERATIONS.

         It is anticipated that Identix and Visionics will incur approximately $16 million to $20 million of costs in connection with the proposed merger. Such amount includes costs associated with combining the businesses of the two companies, including integration and restructuring costs, and the fees of financial advisors, attorneys and accountants. A significant portion of these costs will be charged to expense in the period incurred, reducing the combined company's earnings or increasing its loss for such period. The remaining costs, consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be accounted for as a component of the purchase price and capitalized as an element of goodwill. Goodwill is required to be tested for impairment at least annually and the combined company will be required to record a charge to earnings in the period any impairment of goodwill is determined. There is a risk that the management of the combined company will not be able to effectively control the costs associated with the integration of the two companies or that such costs may be higher than anticipated. The failure to manage such integration costs effectively could have a material adverse effect on the business operations, financial results and stock price of the combined company.

THE MARKET PRICE OF IDENTIX COMMON STOCK COULD DECLINE.

         The market price of Identix common stock could decline if:

         * the combined company is unable to successfully market Identix' products and services to Visionics' customers or Visionics' products and services to Identix customers;

         * the combined company does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the merger as to Identix and Visionics; or

         * the effect of the merger on Identix' financial results is not consistent with the expectations of financial or industry analysts.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT IDENTIX AND/OR VISIONICS STOCK PRICES, FUTURE BUSINESS AND OPERATIONS.

         If the merger is not completed for any reason, Identix and Visionics may be subject to a number of material risks, including the following:

         * either Identix or Visionics could be required to pay the other a termination fee of $12.3 million plus the other's merger-related expenses if the merger agreement is terminated under certain circumstances; and


         * the parties' costs and expenses related to the merger, which are substantial, must be paid even if the merger is not completed; in some cases, either Identix or Visionics could be required to pay the other's merger-related expenses even if the $12.3 million termination fee is not payable.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The matters discussed in this prospectus include or incorporate forward-looking statements made within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative.

         As provided for under the Private Securities Litigation Reform Act, we caution investors that actual results of future operations may differ from those anticipated in forward-looking statements due to a number of factors, including our ability to maintain profitability, introduce new products and services, build profitable revenue streams around new product and service offerings, maintain loyalty and continued purchasing of our products by existing customers, execute on customer delivery and installation schedules, collect outstanding accounts receivable and manage the concentration of accounts receivable and other credit risks associated with selling products and services to governmental entities and other large customers, create and maintain satisfactory distribution and operations relationships with automated fingerprint identification system vendors, attract and retain key employees, secure timely and cost-effective availability of product components, meet increased competition, maintain adequate working capital and liquidity, including the availability of financing as may be required, and upgrade products and develop new technologies.

         For a more complete description of such factors, see the discussions under the sections entitled "Risk Factors" in this prospectus and under Item 7 of our Current Report on Form 8-K filed on June 29, 2001 and Item 7 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 27, 2001 (and amended by Form 10-K/A filed with the Securities and Exchange Commission on January 28, 2002).

                                   OUR COMPANY

         We are a leading provider of identification information systems that employ "biometric" technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. Our biometric identification systems and information technology services enable law enforcement and other government agencies to identify and manage information about individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. Our product and service offerings include computer-based fingerprinting and photographic systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

         We have evolved from essentially a single-product live scan hardware supplier to an identification information systems company. We have two established product lines and two new in various stages of development.

         Fingerprint Live Scan - These systems combine patented, high-resolution optics and specialized hardware and software with industry-standard computers. They create highly optimized, special-purpose systems which capture, digitize, print and transmit forensic-grade fingerprints and related data to large-scale databases, sold by other vendors, and receive return messages on the identity and background of the individual being checked. Our TENPRINTER(R) and FingerPrinter CMS live scan systems are used by government agencies, law enforcement, airports, banks and other commercial institutions in the U.S. to identify suspects and manage information on individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. Typical customers include: U.S. government agencies, such as the Immigration and Naturalization Service ("INS") and U.S. Postal Service; local and state police; United States armed forces; school districts; financial institutions; utilities and casinos.

         FaceIt(R) Face Recognition - FaceIt(R) is an award-winning facial recognition software engine that allows computers to rapidly and accurately detect and recognize faces. FaceIt is an enabling technology that enables abroad range of products and applications built by developers and partners (original equipment manufacturers (known as "OEMs"), value-added resellers (known as "VARs") and system integrators).These include enhanced CCTV systems, identity fraud applications and authentication systems for information security, access control, travel, banking and e-commerce. Our FaceIt(R) technology product offerings include software development toolkits, run-time licenses and application software. FaceIt(R) technology partners include IBM and EDS.

         Identification Based Information System ("IBIS") - IBIS is a patented wireless, real-time mobile identification system that combines expertise in biometric capture and connectivity. The system is capable of capturing photographs and forensic quality fingerprints for transmission to law enforcement and other legacy databases. IBIS is comprised of software tools, multi-media data storage and communications servers, and the systems integration and software development services that are required to implement identification management systems. The IBIS system has been undergoing testing in Hennepin County, Minnesota and in the cities of Redlands and Ontario in California.

         Biometric Network Platform ("BNP") -The BNP is a development stage technology framework for building scalable biometric solutions. It consists of network ready elements: hardware components, called Biometric Network Appliances ("BNAs"); programming logic for connecting the BNAs to each other or to standard security and information systems; and an enabling biometric technology whose functionality's are encapsulated in the BNA components. The core enabling biometric technology for the BNP is Visionics' FaceIt(R) engine; however, eventually we intend the platform to support other biometrics including fingerprint. By combining the different BNAs with application-specific business logic, a wide range of scalable solutions - such as large database searching, surveillance and enterprise security - can be easily built.

         Visionics Corporation was incorporated in Minnesota in 1985 under the name C.F.A. Technologies, Inc., and was reincorporated in Delaware in 1986. We changed our name to Digital Biometrics, Inc. in 1990 and to Visionics Corporation in February 2001. We are co-headquartered at One Exchange Place, Jersey City, New Jersey 07302 and 5600 Rowland Road, Minnetonka, Minnesota 55343, and our telephone number is (952) 932-0888.

                    PROPOSED MERGER WITH IDENTIX INCORPORATED

         Visionics has entered into an Agreement and Plan of Merger with Identix Incorporated. Under the terms of the proposed merger, a subsidiary of Identix will be merged with and into Visionics, Visionics will become a wholly owned subsidiary of Identix and each share of Visionics common stock will be converted into the right to receive 1.3436 shares of Identix common stock. The proposed merger is subject to approval of the stockholders of each of Visionics and Identix, regulatory approvals and certain other closing conditions.

         Identix is a world leader in designing, developing, manufacturing and marketing products for the capture and/or comparison of fingerprints for security, anti-fraud, law enforcement, physical access and other applications. Identix designs and develops proprietary, cost-effective security products and solutions for personal identification and verification. Identix offers an array of Internet and wireless Web secure transaction processing services, and provides a wide range of applications to markets that include corporate enterprise security, intranet, extranet, and Internet, wireless Web access and security, E-commerce, government and law enforcement agencies.

         Identix' products and services are classified into three groups: (i) biometric security ("Security") solutions that verify the identity of an individual through the unique physical biological characteristics of a fingerprint including ITRUST, Identix Security software solution that integrates authentication, access rights and administration as a managed network security service to safeguard information sharing and data transfer on open wired and wireless networks; (ii) biometric imaging ("Imaging") solutions that electronically capture forensic quality fingerprint images that can be transmitted to Automated Fingerprint Identification Systems; and (iii) information technology, engineering and consulting services, including the installation and integration of Identix products primarily to public sector agencies.

         Identix' solutions employ industry leading optical fingerprint capture technologies, proprietary algorithms and customizable application software suites. Identix' technologies and intellectual property enable it to produce Security and Imaging solutions for commercial, and government customers worldwide. Identix provides information technology, engineering and consulting services through Identix Public Sector, Inc., Identix' wholly owned subsidiary. Identix also formed a joint venture, Sylvan/Identix Fingerprinting Centers, LLC, in October 1997 with Sylvan Learning Systems, Inc. for the purpose of providing fingerprinting services for a variety of commercial applications.

                                 USE OF PROCEEDS

        Although we will receive the exercise price of the warrants held by the selling stockholder, we will not receive any proceeds from the sale of our common stock by the selling stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of May 30, 2002, and after giving effect to this offering.

                                                                                      Percentage
                                     Shares          Percentage        Number of      Beneficial
                                  Beneficially       Beneficial     Shares Offered    Ownership
                                  Owned Before       Ownership        by Selling        After
Name                                Offering      Before Offering     Stockholder      Offering
----                                --------      ---------------     -----------      --------
KA Investments, LDC ............     75,000(1)           *               75,000             *

----------------
         *   Indicates an amount less than 1 percent.

         (1) Represents an aggregate of 75,000 shares issuable upon the exercise (at a price of $2.50 per share) of warrants issued on December 1, 1997; March 11, 1998; June 12, 1998; August 14, 1998; and November
             23, 1998 in connection with offerings of 8% Convertible Subordinated Debentures. The selling stockholder's resale of these shares is being registered pursuant to registration rights granted to the selling stockholder in connection with the convertible subordinated debenture offering.

                              PLAN OF DISTRIBUTION

         The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use one or more of the following methods when selling shares:

         * ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

         * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         * an exchange distribution in accordance with the rules of the applicable exchange;

         *  privately-negotiated transactions;

         * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         *  a combination of any of the foregoing methods of sale; and

         *  any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholder may also pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder, or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder and any broker-dealers or agents that are involved in selling its shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the U.S. Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the U.S. Securities Act of 1933. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to its sales in the market.

         We are required to pay all fees and expenses incident to the registration of the shares owned by the selling stockholder, including the selling stockholder's reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

         The validity of our common stock will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota. Any underwriters will be represented by their own legal counsel.

                                     EXPERTS

          The consolidated financial statements and schedules of Visionics Corporation as of September 30, 2001 and 2000 and for each of the years in the three-year period ended September 30, 2001 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10239; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 while this registration statement is effective:

         * Annual Report on Form 10-K for the year ended September 30, 2001, filed with the SEC on December 27, 2001 and amended on Form 10-K/A filed with the SEC on January 28, 2002;

         * Quarterly Report on Form 10-Q for the three months ended December 31, 2001, filed with the SEC on February 14, 2002;

         * Current Report on Form 8-K dated February 22, 2002 filed with the SEC on March 7, 2002;

         * Quarterly Report on Form 10-Q for the three months ended March 31, 2002, filed with the SEC on May 14, 2002;

         * The description of our common stock contained in our Form 8-A filed on September 29, 1990; and

         * The description of our common share purchase rights contained in our Form 8-A filed on May 10, 1996.

         The information in this prospectus about Visionics is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

         You may request a copy of any or all of the documents incorporated by reference in this prospectus at no cost, by writing to or telephoning us at the following address:

                              Visionics Corporation
                                5600 Rowland Road
                        Minnetonka, Minnesota 55343-4315
                       Attention: Chief Financial Officer
                                 (952) 932-0888

         The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned above.

         You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if we also deliver a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the dates on the front of those documents. Information on our Web site is not a part of this prospectus or a prospectus supplement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

      Securities and Exchange Commission registration fee.............$    70
      Accounting fees and expenses ...................................  2,000
      Nasdaq Listing Fee..............................................  2,000
      Legal fees and expenses ........................................  2,000
      Miscellaneous expenses .........................................  1,000
                                                                      -------

               Total .................................................$ 7,070
                                                                      =======

         All amounts listed above, except for the SEC registration fee and the Nasdaq Listing Fee, are estimates. All expenses of the distribution, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation, as amended, provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director. The Registrant's bylaws provide that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a "Legal Action"), whether such Legal Action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Registrant's Bylaws provide for indemnification of any person made or threatened to be made a party to any Legal Action by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of or relating to the Registrant.

         Section 145 of the Delaware General Corporation Law generally provides that a corporation is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors, officers and controlling persons against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including certain civil actions and suits that may be instituted by or in the right of the Registrant) in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors of the Registrant. Section 145 also permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against, or incurred by, such persons in their capacities as directors or officers of the Registrant or which may arise out of their status as directors or officers of the Registrant, whether or not the Registrant would have the power to indemnify such persons against such liability under the provisions of such Section. To date, the Registrant has purchased such insurance.

         The Registrant has entered into an indemnification agreement with each of its directors pursuant to which the Registrant has agreed to indemnify and hold harmless such individuals to the full extent permitted by law against all costs, charges, and expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them.

ITEM 16. EXHIBITS

Exhibit Number     Description
--------------     -----------

       4.1 Certificate of Incorporation, as amended through February 15, 2001, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, File No. 33-58650, effective March 11, 1993, Exhibit 3.1 to the Registrant's Report on Form 10-Q for the quarter ended March 31, 1998, Exhibit 3.2 to the Registrant's Registration Statement on Form S-4, File No. 333-51526, filed December 8, 2000 and Exhibit 3.4 to the Current Report on Form 8-K filed February 27, 2001 File No. 18856).

       4.2 Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1999).

       4.3 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Registration Statement on Form S-1, effective August 14, 1991, file No. 33-41080).

       4.4 Rights Agreement, dated May 2, 1996, between the Registrant and Norwest Bank, Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form 8-A filed on May 10, 1996, File No. 0-18856).

       5.1 Opinion of Maslon Edelman Borman & Brand, LLP regarding the legality of the securities.

      23.1         Consent of KPMG LLP.

      23.2         Consent of Maslon Edelman Borman & Brand, LLP (contained in
                   Exhibit 5.1).

      24.1         Powers of Attorney (included in the signature pages hereto).

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka and the State of Minnesota, on the 31st day of May, 2002.

                                VISIONICS CORPORATION


                                By: /s/ Robert F. Gallagher
                                    --------------------------------------------
                                    Robert F. Gallagher
                                    Chief Financial Officer
                                    (Principal Accounting and Financial Officer)

                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of Visionics Corporation constitutes and appoints Robert F. Gallagher and Philip J. Tilton and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the registrant to comply with the Securities Act and all requirements of the United States Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 31st day of May, 2002, by the following persons in the capacities indicated.

              NAME                                 TITLE
              ----                                 -----

/s/ Joseph J. Atick              Chairman of the Board, President and Chief
-----------------------------    Executive Officer (Principal Executive Officer)
       Joseph J. Atick


/s/ C. McKenzie Lewis III        Director
-----------------------------
       C. McKenzie Lewis III


/s/ George Latimer               Director
-----------------------------
       George Latimer


/s/ John E. Haugo                Director
-----------------------------
       John E. Haugo


/s/ John E. Lawler               Director
-----------------------------
       John E. Lawler

                                  EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------

       4.1 Certificate of Incorporation, as amended through February 15, 2001, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, File No. 33-58650, effective March 11, 1993, Exhibit 3.1 to the Registrant's Report on Form 10-Q for the quarter ended March 31, 1998, Exhibit 3.2 to the Registrant's Registration Statement on Form S-4, File No. 333-51526, filed December 8, 2000 and Exhibit 3.4 to the Current Report on Form 8-K filed February 27, 2001 File No. 18856).

       4.2 By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1999).

       4.3 Specimen Common Stock Certificate (incorporated by reference to the Registrant's Registration Statement on Form S-1, effective August 14, 1991, file No. 33-41080).

       4.4 Rights Agreement, dated May 2, 1996, between the Registrant and Norwest Bank, Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form 8-A filed on May 10, 1996, File No. 0-18856).

       5.1 Opinion of Maslon Edelman Borman & Brand, LLP regarding the legality of the securities.

      23.1         Consent of KPMG LLP.

      23.2         Consent of Maslon Edelman Borman & Brand, LLP (contained in
                   Exhibit 5.1).

      24.1         Powers of Attorney (included in the signature pages hereto).